Exhibit 10.30

ANNUAL BASE SALARIES APPROVED FOR NAMED EXECUTIVE OFFICERS

OF

WORTHINGTON ENTERPRISES, INC.

In June 2025, the Compensation Committee of the Board of Directors of Worthington Enterprises, Inc. (the “Registrant”) approved base salary increases for the following executive officers of the Registrant who will be named executive officers of the Registrant for purposes of the disclosure to be included in the Registrant’s Proxy Statement for the 2025 Annual Meeting of Shareholders to be held on September 23, 2025, which will become effective in September 2025.

Name and Principal Position	Base Salary

Joseph B. Hayek	$800,000
President and Chief Executive Officer

Colin J. Souza	$350,000
Vice President and Chief Financial Officer

Patrick J. Kennedy	$510,000
Vice President – General Counsel and Secretary

Steven M. Caravati	$391,500
President - Consumer Products

James R. Bowes	$390,000
President – Building Products